Exhibit 10.2
Farm Credit Services of America
THIRD AMENDMENT TO CREDIT AGREEMENT
This Third Amendment to Credit Agreement (“Amendment”) is made and entered into effective the 11th day of March, 2008, by and between E Energy Adams, LLC (hereinafter referred to as “Borrower”) and Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA (hereinafter referred to as “Lender”) to amend and modify the Credit Agreement dated August 25, 2006 (hereinafter referred to as the “Credit Agreement”). The Credit Agreement and underlying Loan Documents are modified only to the extent necessary to give effect to the terms of this Amendment, and the remaining terms of said Loan Documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.
In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:
Section 2.1 Credit Facility A, Sub Section (b) is amended to read as follows:
(b) Principal. Borrower hereby promises to pay principal plus all accrued interest as follows: in 29 equal installments of $1,237,500.00 plus accrued interest commencing on the first of the month which is six months following Substantial Completion (the “First Principal Payment Date”) and continuing on the 1st of each quarter thereafter until the entire unpaid principal, plus all accrued interest and any unpaid fees, costs or expenses is paid in full, and no later than October 1, 2015 (Maturity Date). The actual payment amount of all other payments may vary according to the interest rate then in effect and the outstanding principal balance.
Section 2.3 is amended to read as follows:
Section 2.3 Credit Facility C. Lender agrees to advance sums to Borrower up to the amount of $10,000,000.00 (Maximum Principal Balance), until April 1, 2009 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The proceeds of said Loan will be used by Borrower for the financing of eligible inventory and receivables, and commodity hedging activity (Purpose) and Borrower agrees not to request or use such proceeds for any other purpose.
(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, each such date an “Interest Payment Date”, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.
Said interest shall be payable on the 1st day of each month at the following rate per annum.
Libor Rate Libor Rate interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the Libor Short Term Index Rate plus 3.05% (the ‘Variable Rate’). Interest rate shall be adjusted higher or lower on the 15th of each month with any change in the Libor Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the frequency or the amount of the change in the interest rate.
The Libor Short Term Index Rate is the three-month London InterBank Offered Rates in the London market based on the Libor rate published on the last business day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.
(b) Principal. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on April 1, 2009.
The following Sections are amended to read as follows:
Section 6.10.1 Working Capital. Borrower agrees to maintain working capital (current assets, plus the unadvanced portion of Loan Facility B minus current liabilities) of not less than $3,000,000.00 effective January 31, 2008, increasing to not less than $4,000,000.00 on September 30, 2008, increasing to not less than $5,000,000.00 on September 30, 2009 and increasing to not less than $6,000,000.00 on September 30, 2010 and thereafter.

Section 6.10.3 Tangible Net Worth. Borrower agrees to maintain minimum Tangible Net Worth (total tangible assets minus total liabilities) of not less than $40,000,000.00 effective January 31, 2008, increasing to not less than $42,000,000.00 by September 30, 2008, increasing to not less than $45,000,000.00 by September 30, 2009 and then increasing to not less than $48,000,000.00 by September 30, 2010 and thereafter.
Section 7.10 Subordinated Debt. The Borrower will not make payments on account of any existing Subordinated Debt and shall not incur any additional Subordinated Debt except to the extent permissible under the agreement by which such Subordinated Debt is subordinated to the Loan. Borrower shall not amend, supplement, or otherwise modify any provisions of the Subordinated Debt agreement, and shall not refinance any portion of the subordinated debt, except on terms no less favorable to Borrower and Lender. Lender consents to $2,500,000.00 of subordinated debt to be incurred by Borrower for the purpose of injecting equity and improving working capital, and consents to related subordinate liens securing said subordinated debt in accordance with the terms of subordinated debt agreements executed by members of the Borrower and approved by Lender.
Section 7.12 Distribution and Withdrawals. Borrower will not distribute any profits, make any loans except for extensions of trade credit in the ordinary course of business, declare or pay any dividends, distribute earnings, allow any draws, or make other cash distributions to its members on account of Membership Economic Interests or apply any assets to the redemption, retirement, purchase or other acquisition of any such equity interests; provided however if no Event of Default or Potential Default shall exist following completion of Borrower’s audit for the fiscal years ending 2007 and 2008, respectively, Borrower may pay dividends and distributions within 120 days following the close of the prior fiscal year, not to exceed 40% of the net profit for said previous fiscal year less all payments on subordinated debt, so long as Borrower remains in compliance with required financial covenants on a post distribution basis. For fiscal years ending 2009 and thereafter, Borrower may pay dividends and distributions which exceed 40% of the net profit if Borrower has made the Excess Cash Flow payment for said fiscal year and so long as Borrower remains in compliance with required financial covenants on a post distribution basis.
The Borrowing Base Report Exhibit D is amended as attached hereto.
Borrower hereby represents and warrants to the Lender that, after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).
Borrower hereby ratifies the Credit Agreement as amended and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its respective obligations.
Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document on behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect, and that the information provided by Borrower is and remains true and correct.
This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.
THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.
The Internal Revenue Service does not require your consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, I/we certify that the Taxpayer Identification Number shown herein is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that I/we are subject to backup withholding due to failure of reporting interest or dividends, or the Internal Revenue Service has notified me/us that I/we am/are no longer subject to backup withholding. I/we am/are a U.S. person (including U.S. resident alien):
E Energy Adams, LLC 20-2627531
BORROWER:
E Energy Adams, LLC

By:	/s/ Jack L. Alderman Jack L. Alderman, President

By:	/s/ Dennis L. Boesiger

Dennis L. Boesiger, Secretary
Address for Notice: 510 Main Street, Adams, NE 68301
LENDER:
Farm Credit Services of America, FLCA
Farm Credit Services of America, PCA

By:	/s/ Shane Frahm Shane Frahm, Vice President
Address for Notice: 5015 South 118th Street, Omaha, NE 68137

Exhibit “D”
Seasonal Borrowing Base Report

E ENERGY ADAMS, LLC	For Period Ending
For purposes hereof, ELIGIBLE INVENTORY shall mean inventory which: (a) is of a type shown below; (b) is owned by the borrower and not held by the borrower on consignment or similar basis; (c) is not subject to a lien except in favor of Farm Credit Services of America; (d) is in commercially marketable condition; and (e) is not deemed ineligible by Farm Credit Services of America. Furthermore, market price shall mean the commodity FOB at the plant. For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods sold and delivered or for services rendered which: (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owing by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; (c) are not subject to a lien in favor of any third party, other than liens authorized by Farm Credit Services of America in writing; (d) are not owing by an account debtor that is owned or controlled by the borrower; (e) are not deemed ineligible by Farm Credit Services of America; and (f) are less than 10 days past due.

		Amount/Price/	Advance	Collateral
Line	Type of Eligible Inventory	Value	Rate	Value

1	Corn Inventory (bushels)
2	Corn Price (lower of cost or market-$/bu)
3	Corn Value (Line 1 x Line 2)	$0.00	90%	$0.00
4	Less All Grain Payables (if applicable to Above corn)		100%	$0.00

5	DDGS Inventory (tons)
6	DDGS Price (market- $/ton)
7	DDGS Value (Line 5 x Line 6)	$0.00	65%	$0.00

8	WDGS Inventory (tons)
9	WDGS Price (market- $/ton)
10	WDGS Value (Line 8 x Line 9)	$0.00	65%	$0.00

11	Ethanol Inventory (gallon)
12	Ethanol Price (market- $/gallon)
13	Ethanol Value (Line 11 x Line 12)	$0.00	80%	$0.00

14	Net Value of Commodity Account	$0.00	95%	$0.00
15	Eligible Cash **	$0.00	100%	$0.00

		Amount/Price/	Advance	Collateral
Line	Type of Eligible Receivables	Value	Rate	Value

16	Ethanol Receivables less than 10 days Past Due		85%	$0.00
17	DDGS & WDGS Receivables less than 10 days Past Due		85%	$0.00

	Total Borrowing Base —			$0.00

18	Less: Trade Payables	$0.00	100%	$0.00
19	Less: Book Overdraft(s)		100%	$0.00
20	Less: Outstanding Balance of Loan(s)		100%	$0.00
21	Less: Issued Letters of Credit		100%	$0.00

22	Total Deducts (Line 17+18+19) —			$0.00

23	EXCESS OR DEFICIT* (Line 16-Line 20) —			$0.00

*	NOTE: If a deficit exists, funds must be remitted to Farm Credit Services of America within 5 business days of month end.

**	Cash maintained in account in which FCSA maintains a collateral interest/control agreement.
I HEREBY CERTIFY THAT TO THE BEST OF MY KNOWLEDGE THIS INFORMATION IS TRUE AND CORRECT.

Authorized Signature	Title	Date

Printed Name